Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form F-4 No. 333-143791) and related Prospectus of QIAGEN N.V. for the registration of 42,234,783 shares of its common stock and to the incorporation by reference therein of our reports dated March 30, 2007, with respect to the consolidated financial statements and schedule of QIAGEN N.V., QIAGEN N.V.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of QIAGEN N.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

McLean, Virginia

July 17, 2007